Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Houston American Energy Corp. on Form S-3 of our report dated March 18, 2015, with respect to the consolidated financial statements of Houston American Energy Corp. as of December 31, 2014 and 2013 and each of the years then ended included in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission.  We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
December 18, 2015